Exhibit 99.1

CONTACT: Paula Silver – 248-354-4530

                       Jennifer Rass – 248-354-7502

Federal-Mogul Expands Existing Restructuring Plan in Response to Automotive

Industry Downturn and 2009 Outlook

Estimated expense of an additional approximately $80 million through end of 2009

December 19, 2008 – Southfield, MI.....Federal-Mogul Corporation (NASDAQ:FDML) today announced it has expanded its existing restructuring plan announced September 17, 2008, in response to the continued challenging conditions in the global automotive market. Federal-Mogul plans to implement several initiatives designed to further consolidate, downsize or close additional locations. These actions are expected to reduce the company’s global workforce by approximately 4,600 additional positions or about 10 percent. The company is not disclosing the specific sites at this time, pending further evaluation and consultations with appropriate parties. The additional restructuring actions will begin during the first quarter of 2009. Preliminary cost estimates for the additional restructuring are approximately $80 million through the end of 2009, and are in addition to expense estimates included in the original plan announced in September 2008.

“We continue to take actions in response to the ongoing significant downturn in regional markets and global industry outlook. These measures are required to prepare the company for the unprecedented challenges in the automotive industry,” said José Maria Alapont, Federal-Mogul President and CEO.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty and off-highway vehicles, as well as in power generation, aerospace, marine, rail, industrial, and the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 47,000 people in 35 countries. Visit the company’s Web site at www.federalmogul.com.

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Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.